Exhibit 2.1

SHARE TRANSFER DEED

1.                           Mr Pierre CAUSSIN

residing 41 bis, rue Crozatier 75012 PARIS

born 9 December 1948 at FONTAINEBLEAU

2.                           Mr Julien NUSINOVICI

residing 7, impasse Bretigny at 94340 JOINVILLE LE PONT

born 26 September 1944 at BUCHAREST

3.                           Mr Valentin NUSINOVICI

residing 36, avenue des Minimes at 94300 VINCENNES

born 27 September 1942 at BUCHAREST

4.                           Mr Jean-François CATIER

residing 13 bis, avenue Michelet at 94210 LA VARENNE ST HILAIRE born 4 November 1945 at PARIS

5.                           Mr Karl WIESE

residing 49, avenue de Stalingrad building Pollux, South stairs, flat 288 at 93170 BAGNOLET born 26 July 1939 at WITTENBERG

6.                           Ms Sylvie CAUSSIN

residing 41 bis, rue Crozatier 75012 PARIS

born 12 May 1951 at ST QUENTIN

7.                           Ms Françoise NUSINOVICI

residing 7, impasse Brétigny at 94340 JOINVILLE LE PONT

born 3 July 1947 at LA CROIX EN BRIE

hereinafter all jointly called “THE VENDORS” acting reciprocally as stated in Article 9.2 of this Deed on the one hand

and

Bruker AXS GmbH, a private limited liability company under German law, whose registered office is at Oestliche Rheinbrueckenstr. 49 D-76187 Karlsruhe,

entered on the Commercial Register of KARLSRUHE under number B 7524 represented by its Managing Directors, Monsieur Bernard KOLODZIEJ and Dr. Frank BURGAEZY,

acting themselves by authority of the Shareholders Meeting of May 25th, 2005 hereinafter called “THE PURCHASER” acting jointly but without joint and several liability under the terms of this contract.

on the second hand

and

Bruker Bio Sciences Corporation, société de droit américain du Delaware,

dont le siège est 40 Manning Road, Billerica 01821 (Massachussets, USA),

représentée par son représentant légal, Monsieur Frank LAUKIEN,

hereinafter called “THE ISSUER OF THE BRKR SHARES” acting on the basis of article 8 of the agreement on the third hand

HAVING DECLARED AND STATED AS FOLLOWS:

A — PRESENTATION OF THE COMPANY WHOSE SHARES ARE TRANSFERRED

1.                           The VENDORS hold 6,000 shares of a nominal value of 154 Euros, namely 100% of the capital of the company SOCABIM SAS (hereinafter called “THE COMPANY”), a simplified joint stock company with a capital of 924,000 Euros, having its registered office at 9b, villa du Bel Air, Paris (12), entered on the Commercial and Companies Register at Paris as No. 311 362 115.

The COMPANY’s capital is at present distributed amongst the VENDORS as follows:

—	Mr Pierre CAUSSIN:	2,520 shares
—	Mr Julien NUSINOVICI:	2,220 shares
—	Mr Valentin NUSINOVICI:	300 shares
—	Mr Jean-François CATIER:	600 shares
—	Mr Karl WIESE:	300 shares
—	Ms Sylvie CAUSSIN:	30 shares
—	Ms Françoise NUSINOVICI:	30 shares

	namely a total of:	6,000 shares

The VENDORS each for their own part acquired the following shares as follows:

1.                           Mr Pierre CAUSSIN subscribed 60 shares in the company for cash on formation of the COMPANY in 1977, 1,740 shares in the company on the increase in capital by incorporating reserves on 12.12.1980, and then transferred 30 shares in the company to Ms  Sylvie CAUSSIN, and acquired 300 shares from Mr WIESE and 450 from Valentin NUSINOVICI,
namely a total of:                                                                                             2,520 shares;

2.                           Mr Julien NUSINOVICI subscribed 60 shares in the company for cash on formation of the COMPANY in 1977, 1,740 shares in the company on the increase in capital by incorporating reserves on 12.12.1980, and then transferred 30 shares in the company to Ms Francoise NUSINOVICI, and acquired 450 shares from Valentin NUSINOVICI,
namely a total of:                                                                                              2,220 shares;

3.                         Mr Valentin NUSINOVICI subscribed 40 shares in the company for cash on formation of the COMPANY in 1977, 1.160 shares in the company on the increase in capital by incorporating reserves on 12.12.1980, and then transferred 450 shares in the company to Pierre CAUSSIN and 450 to Julien NUSINOVICI,
namely at total of:                                                                                            300 shares;

4.                    Mr Jean-François CATIER acquired 20 shares in the company from Karl WIESE on 5.12.1980, and 580 shares in the company on the capital increase by incorporating reserves on 12.12.1980,
namely a total of:                                                                                               600 shares;

5.                    Mr Karl WIESE subscribed 40 shares in the company for cash on the formation of the COMPANY in 1977 and transferred 20 shares in the company to Jean-François CATIER on 5.12.1980, acquired 580 shares in the company on the capital increase by incorporating reserves on 12.12.1980 and transferred 300 shares in the company to Pierre CAUSSIN,
namely a total of:                                                                                               300 shares;

6.                    Ms Sylvie CAUSSIN acquired 30 shares in the company from Mr Pierre CAUSSIN in 1980,
namely at total of:                                                                                              30 shares;

7.                    Ms Françoise NUSINOVICI acquired 30 shares in the company from Mr Julien NUSINOVICI in 1980,
namely a total of:                                                                                               30 shares;

2.                           The objects of the company SOCABIM SAS are work in the area of studies, research and development, and the design, production and maintenance of hardware and software for analytical X-ray technology.

3.                           The COMPANY is directed by Mr Julien NUSINOVICI as Chairman and Pierre CAUSSIN as CEO (“Directeur general”).

4.                           The COMPANY’s auditors are:

—                       Mr Georges RASCLE as full auditor,

—                       Mr Pierre GOGUET as alternate auditor.

Their respective mandates will expire in 2011 at the end of the ordinary General Meeting approving the accounts for the year ending 31.12.2010.

5.                           The COMPANY has no participating interest in any other COMPANY.

6.                           A trade register extract (K-bis) of July 28th, 2005 and the COMPANY’s articles of association updated to 7 February 2005 are annexed to this instrument (Annex 1).

7.                           The financial accounts on 31/12/2004 were approved by the General Meeting of Shareholders on 4 April 2005 showing a net profit of € 838,064. The financial accounts on 31/12/2004, the annual report for 2004 and the financial accounts on 30/06/2005 are similarly appended as Annex (Annex 2).

B — BACKGROUND TO THE TRANSFER

The PURCHASER and the COMPANY have had business relations for many years. The PURCHASER being the COMPANY’s main client. The COMPANY mainly develops software for X-ray analysis, specially adapted to systems designed by the PURCHASER. The PURCHASER pays royalties for the software to which the COMPANY retains title. The software is supplied to the final customer.

The PURCHASER has expressed the desire to take up this activity in-house together with the COMPANY’s research and development results and the copyright relating thereto, doing so with the active assistance of the COMPANY’s directors. The VENDORS acknowledge that the intellectual property held on the software developed up till now and the present personnel are a decisive element in the purchase made by the PURCHASER.

The transfer price for the shares was determined in particular by taking account of the declarations, guarantees and commitments that the PURCHASER required of the VENDORS, especially with regard to the intervening period between today and transfer date of ownership of the COMPANY’s shares, which presents the PURCHASER with a particular risk, subject to the terms and conditions of this contract, and which consequently are essential provisions of the sale.

The VENDORS undertake to hold the PURCHASER harmless against any deterioration in the liabilities or reduction in the assets of the COMPANY subject to the terms and conditions of this contract.

THE ISSUER OF THE BRUKER BIOSCIENCES CORPORATION (NASDAQ ticker symbol BRKR) SHARES is the PURCHASER’s parent company. Its shares are listed on NASDAQ. Insofar as the shares of the ISSUER of the BRKR SHARES may be transferred to two of the VENDORS by way of part payment of the basic price, the ISSUER OF THE BRKR SHARES is now acting in order to specify the existence of the rights that may be acquired by the VENDORS under this deed.

THEY THEREFORE AGREE AS FOLLOWS:

1.                          Transfer

The VENDORS transfer to the PURCHASER, who accepts, each for his own part:

—	Vendor No. 1. Mr Pierre CAUSSIN:	2,520 shares (“Shares No. 1”	)
—	Vendor No. 2. Mr Julien NUSINOVICI:	2,220 shares (“Shares No. 2”	)
—	Vendor No. 3. Mr Valentin NUSINOVICI:	300 shares (“Shares No. 3”	)
—	Vendor No. 4. Mr Jean-François CATIER:	600 shares (“Shares No. 4”	)
—	Vendor No. 5. Mr Karl WIESE:	300 shares (“Shares No. 5”	)
—	Vendor No. 6. Ms Sylvie CAUSSIN:	30 shares (“Shares No. 6”	)
—	Vendor No.7. Ms Françoise NUSINOVICI:	30 shares (“Shares No. 7”	)

	namely a total of:	6,000 shares (“the shares”	)

2.                          Purchase price

The purchase price for the shares of COMPANY was determined by the parties as follows:

2.1.         Basic price: The parties have agreed a basic price of €[7,050,000] (say, [•] Euros) payable under the terms of Article 2.3 below (hereinafter called the  “Basic Price”)

2.2 Additional conditional price: by way of addition to the Basic Price as above, the VENDOR No.1 and VENDOR No.2 will where applicable receive a conditional supplementary price of a maximum amount of 1.500.000 € (one million five hundred thousand Euro) payable over a 5 years period for the accounting years 2005 through 2009 based on a certain number of software sold by the COMPANY during these years.

The conditional additional price will be decided on the terms and conditions set out in Annex 3.

2.3          Payment of the Basic Price

The Basic Price will be paid on transfer date of title to the shares of the COMPANY:

(i) in a sum of €730,000 (in words: seven hundred and thirty thousand Euros) to the CUSTODIAN appointed in accordance with the provisions of Article 5.5 of this contract and

(ii) in a sum equal to the balance, namely €6,320,000 (in words: six million, three hundred and twenty thousand Euros) to the Vendors under the terms and in the proportions indicated below:

— Mr Pierre CAUSSIN (Vendors No. 1): € 2,961,000 (in words: two million, nine hundred and sixty-one thousand Euros) payable at a rate of Euro 2,389,800 (in words: two million, three hundred and eighty-nine thousand, eight hundred), of which € 306,600 is initially paid to CUSTODIAN according to 5.5. of the contract in cash, and € 571,200 (in words: five hundred and seventy-one thousand two hundred) being payable at the PURCHASER’s discretion in cash or by granting shares in the BRKR company (as defined below) under the conditions set below;

— Mr Julien NUSINOVICI (Vendors No. 2): € 2,608,500 (in words: two million six hundred and eight thousand five hundred) payable in a sum of € 2,105,300 (in words: two million one hundred and five thousand three hundred) in cash, of which Euro 270,100 is initially paid to CUSTODIAN according to 5.5. of the contract, and € 503,200 (in words: five hundred and three thousand, two hundred) being payable at the PURCHASER’s discretion in cash or by the grant of shares in the BRKR company (as defined below) under the conditions set below;

— Mr Valentin NUSINOVICI: € 352,500 (in words: three hundred and fifty-two thousand, five hundred) payable in full in cash; of which Euro 36,500 is initially paid to CUSTODIAN according to 5.5 of the contract

— Mr Jean-François CATIER: € 705,000 (in words: seven hundred and five thousand) payable in full in cash; of which Euro 73,000 is initially paid to CUSTODIAN according to 5.5 of the contract

— Mr Karl WIESE: €352,500 (in words: three hundred and fifty-two thousand five hundred) payable in full in cash; of which Euro 36,500 is initially paid to CUSTODIAN according to 5.5 of the contract;

— Ms Sylvie CAUSSIN: €35,250 (in words: thirty-five thousand, two hundred and fifty) payable in full in cash; of which Euro 3,650 is initially paid to CUSTODIAN according to 5.5 of the contract

— Ms Françoise NUSINOVICI: €35,250 (in words: thirty-five thousand, two hundred and fifty) payable in full in cash; of which Euro 3,650 is initially paid to CUSTODIAN according to 5.5 of the contract

The purchaser is entitled to pay part of the base price to VENDOR N°. 1 and to VENDOR N°. 2 as indicated above on the price payment date either in cash or by the transfer of title to the conditional shares (“restricted shares” in terms of American law) of the company Bruker Bio Sciences Corporation BRKR (hereinafter called “BRKR”), situated at Billerica, Massachusetts,

United States, and registered with NASDAQ. The number of shares to be transferred will if applicable be determined on the basis of the average officla NASDAQ closing price for the BRKR share during the last ten trading days of the Stock Exchange day on the Exchange (time of New York City, USA) preceding the transfer date as defined in 3.1 of this deed at its listing in the US on the basis of the following exchange rates: US$ (in words: United States dollar) to € rate of the day at the European Central Bank, as published on the Website “www.banque-france.fr” the day before share transfer. The restricted BRKR shares will where applicable be transferred at transfer date for the COMPANY’s shares and distributed between Messrs Julien Nusinovici and Pierre Caussin as stated above.

—           BRKR shares transferred as part of the above-described provision are restricted shares and they are freely transferable by their respective beneficiaries under following restrictions and terms:

—           as from 31 December 2006, 33.33% of the total number of BRKR shares

—           as from 31 December 2007, 66,66% of the total number of BRKR shares

—           as from 31 December 2008, 100% of the total number of BRKR shares under the condition that the recipient is “Directeur Général” or “Directeur Général Délégué” of the COMPANY or is director or officer of Bruker AXS SAS at the specified date.

Nevertheless, the condition of being in office on the term is not required and the shares will be freely transferable in full when the termination of the office is caused by:

—                       the termination of Vendor N° 1 or Vendor N°2 by the COMPANY or BRUKER AXS SAS without any cause such as defined in article L. 225-55 Commercial Code. It is stated that even when a cause of termination exists, the recipient is not entitled to claim any damages,

—                       any modification by the COMPANY or by BRUKER AXS SAS of the location of the duties of the beneficiary out of the Isle of France or any substantial reduction by the COMPANY or by BRUKER AXS SAS in the amount of the present beneficiary’s gross monthly remuneration on twelve months, which is of € 14,400 (in words fourteen thousand four hundred euros) for VENDOR N° 1 and of €13.940 (in words: thirteen thousand nine hundred forty euros) for VENDOR N° 2.

—                       the permanent disability of the recipient or

—                       the death of the recipient.

If the recipient of the BRKR share transfer cease his functions as a Directeur Général ode Directeur Général Délégué with the COMPANY or as as Director or officer with BRUKER AXS SAS for any other reason that those mentioned on the last paragraph below, the BRKR shares will not be freely transferable. Les BRKR shares will be freely transferable to the heirs at the time of the death of the recipient and the shares acquired this way by the heirs will not be bound to any restriction of transferability.

3.                          Ownership — possession — merger — management

3.1.     Ownership — Enjoyment

The PURCHASER will acquire full title to and enjoyment of the COMPANY’s shares transferred on 15 January 2006 at the latest. If the VENDORS jointly indicate an intention by despatching a registered letter with advice of delivery to sell their shares, the PURCHASER has to acquire title to and enjoyment of the COMPANY’s shares ten business days after the date on which the letter from the VENDORS is received.

The PURCHASER will have property and disposal over the COMPANY’s shares from the transfer date.

3.2.     Implementation

3.2.1   Duties of the VENDORS

(A) Each VENDOR will hand the PURCHASER a signed movement order for the COMPANY’s shares transferred by each of the VENDORS respectively on transfer date of title to the shares as provided by Article 3.1 of this deed, the COMPANY thereby confirming the transfer of the COMPANY’s shares to the PURCHASER and registration of the shares on the PURCHASER’s shareholder’s account;

(B) Mr Julien Nusinovici will on transfer date of title to the shares submit a letter of resignation from his office as Chairman effective on transfer date of title to the COMPANY shares as provided by Article 3.1 of this deed;

(C) Mr Pierre Caussin will on transfer date of title to the shares submit a letter of resignation from his office as Director General effective on transfer date of title to the COMPANY shares as provided by article 3.1 of this deed;

(D) The VENDORS will on transfer date of title to the shares provide the PURCHASER with a copy of the resolutions of the COMPANY’s Ordinary General Meeting approving the PURCHASER as a new shareholder;

(E) The VENDORS will on transfer date of title to the COMPANY shares provide the PURCHASER with the Company’s books and records updated as from the most recent decisions on transfer date of title to the shares as provided by article 3.1 of this deed;

(F) The VENDORS will arrange for management of the COMPANY on the terms and conditions stated in article 3.3. below with a view to safeguarding the PURCHASER’s interests with regard to its purchase.

3.2.2. Duties of the PURCHASER

The PURCHASER:

(A) will have made a payment into the VENDORS’ and Custodian’s account (credited on the day of the share transfer) , the details of which will have been provided within two (2) working days prior to transfer date of title to the shares as provided by Article 3.1 of this deed;

(B) will provide the VENDOR No. 1 and the VENDOR No. 2 with the documents concerning the shares of the BRKR company mentioned in article 2.3 of this contract and permitting the transfer of title to the BRKR shares to be achieved, in such a way as to substantiate ownership of the BRKR shares assigned for the benefit of the VENDOR No. 1 and the VENDOR No. 2.

(C) Furthermore, the parties will sign a reiteration agreement of the contract on the day of the COMPANY share transfer for sole registration tax purposes.

3.3.     The Company’s management

Exhibit A sets forth the management structure of COMPANY before the purchase of COMPANY described in this document.

The VENDORS undertake as from signature date of this deed and up to transfer date of the COMPANY’s shares as provided by Article 3.1 of this deed, to have the COMPANY’s directors obtain written authorisation from the PURCHASER before deciding on or undertaking the following acts and operations:

a)                                      conclusion, amendment and termination of contracts of employment and the granting of rights of any kind to the COMPANY’s employees or management;

b)                                     acquisition and transfer of real estate or property rights; attachment of such property and property rights as security; construction of buildings;

c)                                      acquisition, transfer and licensing of patents, trademarks, drawings and models, trade names, software and all rights or processes deemed intellectual property (other than individual user licenses to the PURCHASER or to client of the COMPANY on the software developed by the COMPANY);

d)                                     creation, acquisition or transfer of undertakings or businesses; attachment of the company’s business as security; acquisition, transfer or formation of participating interests in an undertaking; opening and closing of secondary establishments; acquisition or transfer of participating interests in undertakings; transfer or termination of the business or part thereof or abandonment of an essential branch of business;

e)                                      request for financial loans and conclusion of loan agreements; amendment and termination of such contracts; conclusion of contracts concerning future stock exchange operations and foreign exchange commitments; signature of bills of exchange; putting up of pledges or any other security on the COMPANY’s behalf;

f)                                        conclusion, amendment or termination of any contract with an insurance company;

g)                                     granting of loans or credit conditions in the broad sense, terms for payment, bonds, suretyships or other guarantees on third party behalf;

h)                                     conclusion, amendment and termination of all contracts for a limited period with implicit renewal or for a period in excess of two years and also all contracts creating obligations for an annual sum in excess of 15,000 Euros;

i)                                         amendment of contracts with suppliers or customers that exist on the day of the signing of the present contract;

i)                                         initiation of legal proceedings as claimant; filing of procedural documents with any court and at any stage of proceedings and the COMPANY’s role in such proceedings; negotiation, conclusion and amendment of any transaction with any person;

k)                                      acquisition of additions to the fixed assets or stocks whose unit value exceeds 15,000 Euros.

The VENDORS further undertake to advise the PURCHASER of any event or any project impacting on the business, its extent and the COMPANY’s obligations and to provide the COMPANY with all information that may be required by the PURCHASER. The information given must be complete and permit the PURCHASER to form a precise opinion on the fact put forward and not mislead the recipient.

Requests for authorisation and notification of information by the VENDORS and authorisation decided by the PURCHASER as provided in the preceding paragraphs will be undertaken as soon as possible in writing (by fax or electronic mail). A decision granting authorisation is considered validly received by the PURCHASER according to the present article as soon as one of its co-managers, Mr Bernard KOLODZIEJ or Mr Frank BURGAEZY, has given his approval to Mr Pierre Caussin or to Mr Julien Nusinovici.

Independently of the provision of information to the PURCHASER, the VENDORS will remain liable for the guarantees granted in articles 4 and 5 of the present contract, unless the PURCHASER has authorised implementation of an operation. In this case, the VENDORS will be relieved of their obligation under the guarantee provided in articles 4 and 5.

In cases when the VENDORS require the authorisation of the PURCHASER or give an information to the PURCHASER that requires an authorisation, the PURCHASER has to answer as soon as possible in order not to disturb the course of the business of the COMPANY.

Exhibit B sets forth what will be the temporary management structure of the COMPANY immediately after the transfer of the COMPANY shares provided for in Article 3.1 of the present deed. Messrs Julien Nusinovici and Pierre Caussin will immediately be appointed as Directors General of the Company subject to the terms and conditions stated in Annex 4.

The PURCHASER would like BRUKER AXS S.A. to be transformed in a SAS and to absorb the COMPANY by a merger process on or before 30 June 2006. The management of merged Bruker AXS S.A.S. after this merger is set forth in Exhibit C. VENDOR No. 2 will be Director General of the SOCABIM Division of BRUKER AXS S.A.S., and Vendor No. 1 will be Director General of the SOCABIM Division of Bruker AXS S.A.S. after the merger. The duties discharged within the scope of their mandate will be identical to those indicated in Annex 4.

The merging company Bruker AXS S.A.S. and its Socabim Division will be moved and be located at Champs-Sur-Marne near Paris on or before 30 June 2006. The VENDORS shall not be held liable under this contract in any way whatever (i) if the PURCHASER were not to proceed with the merger or removal or (ii) in respect of charges or losses of any kind that may arise following implementation of the said merger or removal (especially any charges relating to cancellation of the COMPANY’s present lease), the VENDORS not being granted any declaration or guarantee in this connection.

The PURCHASER will implement the measures and adopt any resolution required to ensure that the VENDOR No. 1 and the VENDOR No. 2 remain as officers of COMPANY or, where applicable, of Bruker AXS S.A.S. after the acquisition and the merger without a change in their function or without reduction in their respective monthly gross compensation on twelve months of € 14.400 € (in words: fourteen thousand four hundred Euros) for VENDOR N° 1 and of € 13.940 (in words: thirteen thousand nine hundred and forty Euros) for VENDOR N° 2, provided that VENDOR No. 1 and VENDOR No. 2 at all times fulfil and continue to fulfil their normal management and officer obligations as a Directeur Général or Directeur general Délégué after the transfer of the COMPANY shares, together with their respective fiduciary duties and obligations to COMPANY, and, where applicable, towards Bruker AXS S.A.S.

4.                          Declarations by the VENDORS

Each VENDOR declares and guarantees that on the day of the signature of this deed, each for its own part:

—                      the COMPANY was properly formed; it is operating today and at transfer date in accordance with the law and its articles; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the SHARES transferred are not charged with any pledge or security of any kind whatever and have not been repaid, even in part; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      neither the implementation of the transfer nor execution of this contract conflicts with any provision of any kind in a contract to which the VENDOR is or will be party; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      he has full title to and enjoyment of the entirety of the SHARES transferred to the PURCHASER, so that nothing stand in the way of their transfer; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the COMPANY is consequently not in breach of act, regulation, court order or contract that may be current or to which the COMPANY may be party as a result of implementing the present transfer; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the SHARES transferred are not subject of a transfer agreement by way of security and that the share transfer, subject to the provisions of the articles of association concerning approval in the event of transfer, is not subject to any pre-emptive option or similar right that may have been provided in the COMPANY’s articles, a shareholder agreement or any document and has not been settled; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      it is validly represented for the conclusion and execution of the instrument and for the assignment of THE SHARES to the PURCHASER; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      VENDOR no. 1 and VENDOR no. 2 immediately relinquish the right to invoke any clause of the articles of association that might guarantee them compensation if their past or future corporate mandate is revoked excluding damages possibly falling due by virtue of legal regulations; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the ordinary general meeting of the COMPANY’s shareholders has already authorised the acquisition of the entirety of the shares by the PURCHASER and has approved him as a new shareholder as provided by Article 10 of the articles of association, the PURCHASER having been provided with a copy of the minutes in this connection;

—                      the list of registrations of the vendor’s privileges, a privilege on the pledging of the business, a privilege on the pledging of the tools and the working assets, and the warrants is void, as is clear from the statement appended to this instrument (Annex 5); this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the COMPANY had not offered any guarantee or suretyship for the execution of the commitment contracted by it or by third parties; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the COMPANY was properly formed and all amendments made to its articles of association since its formation up to transfer date of the shares were made in accordance with the laws and regulations; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the general meetings of shareholders and, in particular, the ordinary general meetings approving the balance sheet and the financial statements for each past year have been properly held; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the book into which the minutes of general meetings are transcribed has been kept up to date as required by law and bears all the necessary signatures; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the book of share movements as submitted to the PURCHASER at share transfer date, is up to date and the individual shareholder forms are up to date; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the books and attendance sheets bear all the necessary signatures; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the COMPANY is not and never has been in a position of financial reorganisation, administration by court order or insolvency; it has never sought the benefit of amicable settlement procedures; no protest has been lodged against it for failure of payment which has not been the subject of a resolution or an objection in good faith by the COMPANY; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the COMPANY has proper possession of the premises of its head office and those where it conducts its business in accordance with the commercial leases; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      no law suit is pending before the courts in which the COMPANY is claimant or defendant; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the COMPANY holds no participating interest of any kind whatever in a French or foreign company and possesses no branch in France or abroad; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the financial accounts on 31.12.2004 and on 30.6.2005 have been set in accordance with the accounting principles generally accepted in France and applied on a consistent basis. They are proper and accurate and provide a true picture of the COMPANY’s financial situation and the results of its business for the period to which they refer. They will not be the subject of any adjustment in connection with their certification by the COMPANY’s auditor that would have the effect of reducing the assets or increasing the liabilities in relation to the amounts appearing in the accounts submitted to the PURCHASER on signature of this contract; this declaration and guarantee apply equally as at transfer date of title to the shares;

—                      the financial accounts prepared during 2002, 2003, 2004 and on 30.06.2005 have not undergone any significant change as to the methods and accounting practices adopted by the COMPANY nor any special accounting treatment likely to jeopardise the comparability of the accounts year by year or likely to provide a misleading picture of the COMPANY’s true situation with regard to its transfer to the PURCHASER;

—                      the COMPANY has not incurred any liabilities, present or potential, that are not reported in proper form in the COMPANY’s financial accounts as at 30.6.2005; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the COMPANY is the legitimate owner, undisputed and without any restriction or reservation, of all assets appearing in the financial statements as at 30.6.2005, whether movable or immovable, tangible or intangible; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                       the COMPANY has since 30 June 2005 continued normal business, consistent with prior practice, which has not undergone any change other than through the fruits of the COMPANY’s ordinary business; all business and operations of COMPANY between 30 June 2005 and transfer date of the shares have been conducted in the ordinary course of business and significantly unfavourably affecting the COMPANY’s results during this period, without limitation, any divestitures, acquisitions, investments, incurrence of debt, contingent liabilities, additional liabilities other than normal trade indebtedness in the ordinary course of business consistent with past practice, contractual commitments with parties other than PURCHASER. No operation requiring approval by the PURCHASER in accordance with Article 3.3 above has been undertaken in the absence of or following the refusal of authorisation by the PURCHASER. No decision to pay dividends or any other distribution or payment regarding the COMPANY’s shares has been taken or implemented. The COMPANY has not altered its accounting principles or methods; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the COMPANY has complied with the laws, decrees, regulations and decisions of the appropriate authorities applicable to it or relating to these activities, and with the law concerning competition; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the COMPANY has done nothing that would attract a criminal conviction; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the contracts and general conditions binding the COMPANY to its suppliers (list in Annex 6) exhaustively contain all obligations of the COMPANY; moreover, these contracts and general conditions will not give rise to any difficulty in application; the contracts and general conditions binding the company in addition to those listed in Annex 6 contain no exorbitant clause or conditions under ordinary law, on the understanding that the expression “exorbitant under ordinary law” for the purposes of this contract refer to any clause or condition concluded without consideration for the COMPANY or that creates an obvious imbalance as against the COMPANY; as from the date of signing this contract, no contract has been signed with a supplier without the PURCHASER’s authorisation where this is required in accordance with Article 3.3 of this contract and no other contract has been signed with a supplier including clauses incompatible with ordinary law;

—                      all intellectual property rights held and/or exercised by the COMPANY, whether or not duly protected, are listed in the appended annex (Annex 7); and none of these rights has been assigned at transfer date of title to the shares without authorisation from the PURCHASER as provided by Article 3.3 of this contract;

—                      these intellectual property rights are legally protected and exercised in accordance with applicable law and in no way infringe third party rights; no licence or sub-licence (other than the personal user licences granted to the PURCHASER or to the COMPANY’s customers) has been granted and the COMPANY is not obliged to do so as at signature date of this contract, or between signature date of this contract and transfer date of title to the shares, without the PURCHASER’s consent under the terms of article 3.3 of this contract;

—                      copyright to the software developed by the COMPANY has been the subject of particular vigilance and, in particular, has been kept in a safe without the possibility of third party access; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      under the exception of article L. 121-1 of the intellectual property code, no employee or executive officer or Chairman of the COMPANY has any kind of intellectual property rights on the copyright or the software developed by the COMPANY; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      The COMPANY has effected the insurance policies, copies of which appear in Annexe 8. Premiums for these insurances have been paid and the policies concerned are effective at the present time; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the COMPANY has not effected life assurance policies on the officers in order to secure loans, contracts or other commitments of the COMPANY; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      on the date of signing this contract, the COMPANY employs only the persons appearing on the appended list, updated as at May 25th, 2005 (Annex 9) and that no other person can claim the status of an employee of the COMPANY or enforce the rights resulting from this status, and that at transfer date of the shares, no new rights will have been granted to an employee of the COMPANY in relation to those existing at signature date of this contract, unless new rights were authorised by the PRUCHASER; no employee has been engaged between signature date of this contract and transfer date of title to the shares without the PURCHASER’s prior consent as provided by article 3.3 of this contract. The VENDORS declare both as at signature date of this contract and on transfer date of the shares, that only the “National Collective Agreement for Engineers and Senior Staff in Metallurgy” is designed to apply to senior staff under the “National Collective Agreement for the Metal Industries OETAM in the Paris Region” and will not apply to non-senior staff (these two agreements being hereinafter called the “AGREEMENTS”). The COMPANY has in no way undertaken as at signature date of this contract and between the date of signing this contract and that of transfer of title to the shares, without the PURCHASER’s consent, beyond the binding requirements of the law to pay amounts to employees such as, by way of example, salary increases, bonuses, participation in the results of the COMPANY in any form whatever, severance payments or retirement pensions or those resulting from application of the AGREEMENTS;

—                      the COMPANY, subject to the provisions of  article 6, has as at signature date of this contract and between the signing date of this contract and that of transfer of title to the shares, without the PURCHASER’s consent, offered no benefits of any kind whatever to any employee or member of a governing body of the COMPANY, such as, by way of example, a pay-off on termination of office, that would not appear in the written contracts of employment appended hereto (Annex 9).

—                      the declarations made in article 6 of this contract concerning the rights of Messrs CAUSSIN, CATIER and NUSINOVICI are accurate and the rights that they have waived under this contract cannot be held out against the COMPANY; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the COMPANY is as at signature date of this contract and between the date of signing this contract and that of transfer of title to the shares, without the PURCHASER’s authorisation, not paying nor can be called upon to respect rights of the employee, pay any annuity or indemnity in the event of retirement, death or incapacity or on an employee or officer of the company reaching a certain age or having spent a certain number of years in the COMPANY’s service other than by virtue of the legal provisions or those of the AGREEMENTS;

—                      upon the date of signature, each COMPANY employee enjoys the right to paid leave up to the amount specified in annex 9 (Annex 9);

—                      the COMPANY has as at signature date of this contract and between the date of signing this contract and transfer date of title to the shares, without the PURCHASER’s consent, concluded no agreement for profit-sharing with employees;

—                      the COMPANY, has always observed the applicable social regulations, especially with regard to severance, insurance contributions, the issue of payslips, and working hours; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      no agreement exists between the VENDORS or any one of the VENDORS and the COMPANY; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the COMPANY has promptly and properly discharged its tax obligations and its obligations to the national insurance bodies and provident funds and has made all declarations to the national insurance bodies and retirement funds within the time limits. All taxes, duties and contributions now due and payable have been paid and a provision has been formed for this purpose, relieving the COMPANY from the possible payment of fines, penalties for arrears or interest on arrears; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      No proceedings are pending as at signature date of this contract for a revised tax assessment and/or other proceedings concerning the payment of taxes or social security contributions following any tax investigation or a tax audit of any kind by the appropriate authority. The COMPANY has not received any notification of an investigation or audit. The VENDORS have notified the PURCHASER without delay of any introduction of tax or social proceedings between the signature date of this contract and the transfer date for the shares, without prejudice to the agreed guarantee that may be exercised by the VENDORS in respect of such proceedings; this declaration and guarantee being equally applicable at transfer date of title to the shares;

—                      the VENDORS have undertaken no operation and taken none of the actions listed in article 3.3 in conflict with this article.

5.                          Guarantees offered by the VENDORS Limitations — Procedure

5.1.     Guarantee

In the light of the above, the VENDORS under the terms set out in this Contract undertake to discharge and personally bear the amount of any unforeseen tax, social security or pensions liabilities not appearing in the financial accounts at 30.6.2005 in connection with a revised tax or social security assessment for the period prior to the closing date for the financial statements.

This commitment will similarly extend to the consequences of any tax adjustment having the effect of eliminating all or part of the tax losses not set off against previous years or so-called “deferred” provisions.

The VENDORS within the conditions set out in this Contract guarantee the accuracy of the above declarations, especially in article 4 and article 6.

The VENDORS undertake within the conditions set out in this Contract to assume and personally bear any increase in the liabilities or reduction in the assets in relation to the figures on the COMPANY’s accounts issued on 30.6.2005, if this increase in the liabilities or reduction in the assets has its cause or its origin in facts prior to 30.6.2005.

The VENDORS, subject to the terms and conditions of this contract, undertake to make good any loss, costs (including the fees of Counsel required to defend the COMPANY in the event of a third party claim in terms of Article 5.6 (B)), liability or direct prejudice effectively sustained by the COMPANY or the PURCHASER or arising from any complaint resulting from any facts or circumstances that were the subject of declarations or guarantees by this instrument and that may prove to have been inaccurate, subject to such facts or circumstances being caused by or originating in events prior to the date of this instrument.

5.2.          Calculation of harm

The Vendors will be liable to make good only the net loss effectively sustained by the Company. In this connection, the amount of the payment made under the terms of the present Article 5 will be calculated allowing for the following elements:

If the event providing a basis for a claim for compensation has resulted in payment of a counterpart (such as insurance claim payment or a payment received from a third party) to the COMPANY or to the PURCHASER, or to a tax saving benefiting the COMPANY, the amount of the compensatable loss will be reduced proportionately;

Any revised tax assessment having the sole effect of transferring a charge or income from one year to another will be left out of account except for interest and penalties for delay relating to the carry-forward of such charge or to such charge or income;

If the event providing a basis for a claim for compensation has given rise to the formation of a provision under the accounts at 30.6.2005, the amount of the compensatable loss will be reduced by the amount of the provision shown on the accounts at 30.6.2005;

The amount of any tax saving, such as in particular any reduction in the tax burden or increase in allowable tax losses for the PURCHASER or the COMPANY, resulting from a compensatable loss in accordance with article 5 or an event giving rise to such loss will be deducted from the amount of the compensatable loss;

Should any of the elements referred to in Article 5.2 as serving to determine the amount of the compensatable loss become known only after the VENDORS have made payment under their compensation obligation under the terms of this contract, the PURCHASER will refund to the VENDORS a sum equal to the difference between the amount paid and the amount that should have been paid within 15 days, if the element in question was known before the date of payment by the VENDORS.

5.3.          Limitations — Franchises and ceiling

5.3.1.       Limitations

(A)                             No compensation will be payable by the VENDORS to the PURCHASER for any risk alleged by the COMPANY of which it was aware before the date of signing this contract and that might render the VENDORS liable as from signature date of the contract, apart from any claim by third parties;

(B)                               No compensation will be payable by the VENDORS to the PURCHASER if the harm in respect of which compensation is sought is due to any restructuring affecting the COMPANY, especially that mentioned in Article 3.3 above or a change in the accounting principles and methods following the date of this contract on the understanding that the present limitation will not apply to any change in the accounting principles and methods resulting through the COMPANY’s failing to observe the accounting principles and methods generally adopted in France before the date of this contract).

(C)                               No compensation will be payable by the VENDORS to the PURCHASER if the harm in question is connected with the entry into effect or the changing of a law, decree or regulation or the imposition or changes in any tax subsequent to transfer date of the shares as provided by Article 3.1 above. Similarly, no compensation will be payable by the VENDORS to the PURCHASER if the harm in question is connected with a change in the interpretation by the courts or the authorities of any allowance permitted up to that date.

(D)                              The same originating cause or the same harm cannot in any way be entertained more than once under this contract.

(E)                                No declaration or guarantee is given and no compensation will be payable by the VENDORS to the PURCHASER in respect of the value of concessions, patents and similar rights for the contribution of research and development expenses up to Euro 49,999 or raw materials and supplies up to Euro 52,030 of the COMPANY and appearing in the COMPANY’s financial statements as at 31.12.2004. This guarantee exclusion is not available for the guarantees and declarations given that do not concern the value of the assets mentioned above.

(A) deleted

No compensation will be payable by the VENDORS to the PURCHASER if the harm in respect of which compensation is sought is due to any restructuring by PURCHASER affecting the COMPANY, especially that mentioned in Article 3.3 above or a change in the accounting principles and methods following the date of this contract on the understanding that the present limitation will not apply to any change in the accounting principles and methods resulting through the COMPANY’s failing to observe the accounting principles and methods generally adopted in France before the date of this contract).

No compensation will be payable by the VENDORS to the PURCHASER if the harm in question is connected with the entry into effect or the changing of a law, decree or regulation or the imposition or changes in any tax subsequent to transfer date of the shares as provided by Article 3.1 above. Similarly, no compensation will be payable by the VENDORS to the PURCHASER if the harm in question is connected with a change in the interpretation by the courts or the authorities of any allowance permitted up to that date.

The same originating cause or the same harm cannot in any way be entertained more than once under this contract.

No declaration or guarantee is given and no compensation will be payable by the VENDORS to the PURCHASER in respect of the value of concessions, patents and similar rights for the contribution of research and development expenses up to Euro 49,999 or raw materials and supplies up to Euro 52,030 of the COMPANY and appearing in the COMPANY’s financial statements as at 31.12.2004. The guarantee exclusion is not applicable on declarations and guarantees given on points other than the value of the assets mentioned above.

5.3.2.       Franchises and ceiling

Individual franchise

The PURCHASER cannot claim against the VENDORS under this contract for any loss whose actual ultimate effect on the COMPANY, after applying the rules stated in Articles 5.2 and 5.3.1, amounts to less than five thousand (5,000) Euros.

Global franchise

The VENDORS will not be required to pay compensation under the contract if the accumulated amount of the compensatable loss, after applying the rules stated in Articles 5.2 and 5.3.1, is less than a sum of twenty five thousand (25,000) Euros overall.

This franchise will apply once only and cumulatively up to this amount.

Ceiling

The total amount of the compensation for which the Vendors will be liable under this contract will not exceed the total sum of three million four hundred thousand (3,400,000) Euros.

Calculation of franchises and the ceiling

As soon as the amount of the franchise referred to in this paragraph (B) is achieved, the VENDORS’ compensation obligation will refer to the difference between the amount of the compensatable loss as calculated by application of the contract and the amount of the franchise in question.

5.4.          Compensation period

Claims for compensation made by application of the contract concerning a revised tax or social security assessment will be made before a period has expired equal to the prescription period applicable to the taxes or duties in question.

Other claims for compensation made by virtue of the contract will be submitted before 30 June 2007.

Expiry of the time limits referred to above will not affect the entitlement to compensation for the PURCHASER has registered his claims under the contract prior to expiry of the appropriate time limits.

5.5.          Other

By way of guarantee for the VENDORS’ obligations, 730.000 € (in words seven hundred thirty thousand Euros) of the Basic Price will be paid on the day of the COMPANY share transfer as stated in article 3.3., to a an (from the parties) independent bank, which will be named by the parties at the latest on the day of the share transfer, the custodian being appointed by the court mentioned under article 13 in a quick procedure within fifteen days, if no choice was met by then. The bank will act as an independent custodian for the parties to this contract (the “Custodian”), subject to the terms and conditions of the contract appearing in Annex 10.

The PURCHASER may exercise the guarantee to recover amounts due in this connection by deducting the required amounts and remitting them to the Custodian’s bank account for this purpose, which will bear interest under the conditions mentioned in the agreement set in annex10.

The sums unpaid under the guarantee at 31 December 2006 will be paid to the VENDORS with interest pro rata to the amount that the VENDORS would have received if this sum had been invested as from the date of the COMPANY share transfer. These sums will be paid to the VENDORS pro rata to their present participation in the COMPANY’s share capital.

Furthermore, the present guarantee may be exercised in the following form at the PURCHASER’s discretion:

—                       either by a reduction in the transfer price of equal amount by simple refunding of sums already received by the VENDORS of equal amount;

—                       or by payment into the COMPANY’s funds of the sums required to offset the harm sustained by the COMPANY.

5.6.         Notification of claims

The PURCHASER will notify the VENDORS under the terms of Article 12 of this contract within thirty (30) business days following the knowledge of the occurrence by the COMPANY of any event that may constitute a breach of or conflict with any of the declarations or guarantees or any of the commitments or other provisions of this instrument or that may entitle the PURCHASER to lodge a complaint of any kind. Any notification will include the specific details relating to the complaint, stating the reasons why the PURCHASER is resorting to the VENDORS’ obligation to pay compensation and the amount of the compensatable loss.

The PURCHASER is entitled to apply the VENDORS for the payment of the sum claimed within thirty (30) business days following notification as soon as a breach of the provisions of this Contract is confirmed

Should the VENDORS disagree on the claim by the PURCHASER, with prejudice to the PURCHASER’s right to seek payment of the sum claimed as indicated in the preceding paragraph, the VENDORS and PURCHASER will have a maximum period of thirty (30) business days as from the complaint notice despatched by the PURCHASER to achieve a negotiated solution, failing which the dispute will be submitted to the court referred to in clause 13 below by the first mover.

(B)           Third Party Claims

In the event of a claim by a third party and of legal or administrative action introduced by third parties against the COMPANY that may be likely to result in a claim under this contract, the PURCHASER will advise the VENDORS within thirty (30) days following knowledge of the occurrence by the PURCHASER (provided that (i) in the event of a tax audit or adjustment this time limit will be reduced to ten (10) business days and (ii) in the event of urgent legal proceedings (such as in particular urgent or immediate preliminary proceedings, as soon as possible, in order to ascertain the VENDORS’ intentions as to handling of the claim or pending proceedings. The VENDORS will be closely associated in the discussions concerning claims by the said third parties (and in the case of law suits will be entitled to participate in any negotiation, proceedings or law suit).

Within fifteen (15) days following notification made by the PURCHASER in respect of a claim made by a third party, the VENDORS will advise the PURCHASER whether or not they intend to negotiate and handle the claim in question and will in this connection be entitled to undertake, conduct, transact and arrange the defence against such third party claim.

In the event of their choosing to direct the defence against a third party claim, the VENDORS may undertake discussions with such third party in order to achieve composition on it, the VENDORS’ liability for this claim being limited to the amount accepted in the composition put forward by the VENDORS and accepted by the third party, and in the event of the PURCHASER rejecting the composition, the VENDORS will no longer be obliged to make good the loss connected with the original cause beyond the amount covered by the composition thus rejected.

Costs necessarily incurred for the COMPANY’s defence against any third party claim where the VENDORS have decided to direct the defence will be advanced in full by the VENDORS, contrary to where the PURCHASER undertakes the defence of the COMPANY, when the costs incurred will be advanced by the PURCHASER and then repaid by the VENDORS by application of the provisions concerning guarantee against harm.

If on the other hand the VENDORS fail to notify the PURCHASER of their intention to direct the defence against the third party claim, the PURCHASER may dispute, transact or sign a compromise in respect of such third party claim, provided that the PURCHASER will notify the VENDORS in writing of the proposed composition and the VENDORS will be regarded as having agreed thereto unless they indicate their disapproval in writing within a period of eight (8) days following such notification. If the VENDORS notify their disapproval of the composition, they will defend and compose the claim at their own expense and will be finally responsible for all sums payable in this respect.

The parties declare that the VENDORS will compensate the PURCHASER by virtue of this article only after obtaining final composition or a final judgement or a final arbitration award concerning such third party claim.

Subject to the provisions of article 5.4, any failure to discharge the obligation to notify or inform the VENDORS within the time limits stated in this article 5.6 (A) and (B) will not be regarded as waiver and will not extinguish the PURCHASER’s right to seek compensation.

The parties declare that on failure by the PURCHASER to observe its obligation to provide information under this article and within the time limit referred to in the present article 5.6 (A) and (B), a sum will be deducted from the amount of the compensation payable by the VENDORS under this contract corresponding to the harm sustained by the VENDORS owing to such failure to provide information.  The final amount in damages will take account of any such harm.

6.                          Declarations by Mr CAUSSIN, Mr François CARTIER and Mr Julien NUSINOVICI

Mr CAUSSIN, Mr CATIER and Mr NUSINOVICI hereby waive payment of a settlement on their departure from the COMPANY equivalent to two annual salaries, granted to Mr CATIER at the meeting of the Board of Directors on 30 June 1998, and granted to Messrs. CAUSSIN and NUSINOVICI at the meeting of the Board of Directors of 30 June 1999.  They each as far as they are concerned declare that they expressly and finally waive any entitlement in respect of their office held up till now in the COMPANY in its present form or in its previous legal forms other than their right to the remuneration which was established as follows:

As of today and at transfer date of the shares as provided by article 3.1 of this contract, Mr CAUSSIN will by virtue of his office as Director-General benefit from a gross monthly remuneration payable for 12 months of € 14,400 (in words: fourteen thousand four hundred Euros), excluding any other remuneration in any form whatever or for any duties whatever within the COMPANY.

As of today and at transfer date of the shares as provided by article 3.1 of this contract, Mr NUSINOVICI will by virtue of his office as Chairman benefit from a gross monthly remuneration payable for 12 months of € 13,940 (in words: thirteen thousand nine hundred and forty Euros), excluding any other remuneration in any form whatever or for any duties whatever within the COMPANY.

None of the VENDORS can at present or at transfer date of the shares as provided by article 3.1 of this contract enforce any debt or right against the COMPANY connected with their status as director or shareholder.

Mr CAUSSIN and NUSINOVICI expressly acknowledge having received discharge for all their rights regarding the execution and termination of their contracts of employment, whether written or resulting from the simple execution of a salaried activity, binding them to the COMPANY, and waive any claims of any kind whatever in this connection against the COMPANY or the PURCHASER.

7.                                      Non-competition Clause

The VENDORS undertake not to pursue, directly or indirectly, any business competing with that of the COMPANY in the areas of research and development, design, manufacture and maintenance of hardware and software for X-ray analytical systems, in any form whatsoever, in the capacity of company representative, partner, employee or external consultant, and not to hold direct or indirect stakes in a competing company for the above-mentioned areas. This clause applies in the European Union and the United States of America, for a period of five years from the date of the COMPANY share transfer.

Should this clause be declared invalid and inapplicable towards any of the VENDORS it will remain valid towards the other VENDORS.

8.  Declarations by the PURCHASER and by the ISSUER OF THE BRKR SHARES

8.1                                 The PURCHASER declares and guarantees to the VENDORS it is a duly constituted and registered company, that it validly exists under German law, that it has not suspended its payments and is not concerned in winding up-procedures. It declares and guarantees that he is not the subject of any measure preventing acquisition of the COMPANY’s SHARES. The PURCHASER declares that signature of the contract was duly authorised by the appropriate governing bodies.

8.2                                 The ISSUER OF THE BRKR SHARES declares and guarantees to the VENDORS it is a duly constituted and registered company, that it validly exists under American law, that it has not suspended its payments and is not concerned in winding up-procedures. It declares and guarantees that he is not the subject of any measure preventing acquisition of the COMPANY’s SHARES. The ISSUER OF THE BRKR SHARES declares that signature of the contract was duly authorised by the appropriate governing bodies.

8.3                                 The ISSUER of the BRKR shares declares and guarantees that the shares that could be transferred to the VENDORS N° 1 and N°2 are free of all rights, pledges or security of any kind whatever and that, should the situation arise, the VENDORS N° 1 and N°2 will possess full and entire ownership of these shares on the day of the share transfer, as stated in article 3.3.. The shares are not the subject of any legal or contractual restriction other than that on their transferability under the terms of article 2 above.

9.             Commitment by heirs — Vendors’ liability

9.1                                 Commitment by the heirs

All commitments contained in this agreement will be binding on the heirs (of the VENDORS, of the PURCHASER and of the signatories) or their assigns, even if minors or incapacitated, and they will be jointly and severally obliged to full execution except as provided by article 7 of this contract.

9.2                                 Liability of the VENDORS

                                                Except for the liability of Messrs Pierre Caussin and Julien Nusinovici regarding commitments assumed by members of their respective families and under the terms set out in the paragraph below, the VENDORS’ liability in respect of this Contract will be joint and not several.

                                                Mr Pierre Caussin will be jointly and indivisibly liable for the commitments of Ms Sylvie Caussin under this Contract.  Mr Julien Nusinovici will be jointly and indivisibly liable for the commitments of Ms Francoise Nusinovici and Mr Valentin Nusinovici under this Contract.

10.          Annexes

The undersigned acknowledge receipt and signature of a copy of the annexes. Each VENDOR received a signed copy, the PURCHASER received one signed copy and the ISSUER OF THE BRKR SHARES received another signed copy of the Contract.

11.          Avoidance of a clause

The possible avoidance of any of the terms of this agreement by court order or arbitration award will not affect its other provisions, which will continue to apply fully and effectively.

12.          Notification

All changes, requests, complaints or other communications concerning the contract will be submitted to the other party in writing by registered letter with advice of delivery. They will be sent to the address referred to at the head of this contract.

13. Jurisdiction

All disputes to which this instrument may give rise, especially as to its validity, interpretation, execution or termination, will be submitted to the competent court within the district of the Appeal Court of Paris, which will have exclusive jurisdiction.

14.          Applicable law — Language of contract

This instrument is governed by French law.

Only the French version of this contract will be deemed authentic.

15.          Expenses and registration duties

Counsel’s fees and costs relating to this contract will be borne by each of the parties as far as they are concerned.

The PURCHASER will itself ensure registration of this instrument and bear the cost thereof.

Done at Paris

On 5 April 2005

in nine copies.

/s/ Mr. Bernard J. Kolodziej	/s/ Mr. Jean-François Catier
Bruker AXS GmbH	Mr Jean-François CATIER

/s/ Mr. Pierre Caussin	/s/ Mr. Karl Wiese
Mr Pierre CAUSSIN	Mr Karl WIESE

/s/ Mr. Julien Nusinovici	/s/ Ms. Sylvie Caussin
Mr Julien NUSINOVICI	Ms Sylvie CAUSSIN

/s/ Mr. Valentin Nusinovici	/s/ Ms. Françoise Nusinovici
Mr Valentin NUSINOVICI	Ms Françoise NUSINOVICI

/s/ Dr. Frank A. Laukien
Bruker Biosciences Corporation

On 13 April 2005

Annexes *

Annex 1 —                      Trade register extract (K-bis) dated 28/07/2005 and the Articles of Association updated on February 7, 2005

Annex 2 —                      Financial statements on 31.12.2004 and annual report for 2004; Financial statements on 30.06.2005

Annex 3 —                        Additional Conditional Price

Exhibit A —                   Management of SOCABIM SAS before acquisition

Exhibit B —                     Management of SOCABIM SAS after acquisition

Exhibit C —                     Management of BRUKER AXS SAS after merger

Annex 4 —                      Duties of Messrs Julien Nusinovici and Pierre Caussin

Annex 5 —                      Statement showing privileges registered for the vendor, the privilege as to pledging of the business, the privilege as to pledging of the equipment and plant, and of warrants.

Annex 6 —                      List of contracts and general conditions with suppliers.

Annex 7 —                      List of intellectual property rights belonging to and/or exercised by the COMPANY.

Annex 8 —                        List of insurances

Annex 9 —                      Staff list at 25th May, 2005 and list of paid holidays — labour contracts

Annex 10 —                Custodial Agreement

* These annexes and exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K.  The registrant will furnish a copy of any omitted annex or exhibit to the Securities and Exchange Commission supplementally upon request.